Exhibit 99.1

400 Centre Street, Newton, MA 02458-2076	tel: (617) 796-8350 fax: (617) 796-8385

FOR IMMEDIATE RELEASE

Contact:
Timothy A. Bonang
Manager of Investor Relations
(617) 796-8149
www.fivestarqualitycare.com

Five Star and Sunrise Agree to
Terminate Management Contracts

Newton, MA (November 9, 2006):  Five Star Quality Care, Inc. (AMEX: FVE) announced today that it has agreed with Sunrise Senior Living Services, Inc. (NYSE: SRZ) to terminate all the remaining management agreements under which Sunrise manages senior living communities for Five Star.

Until 2005, Sunrise managed 30 senior living communities for Five Star.  During 2005 and 2006, Five Star terminated the management agreements for 23 of these communities.  The agreement announced today affects the remaining seven communities.  The terminations will be effective on or about December 1, 2006, pending notifications to or approvals from certain regulatory authorities.  The seven communities are located in Delaware (one community), Florida (one community), New Jersey (one community), Ohio (one community), South Carolina (one community) and Texas (two communities).

The agreement announced today provides for termination fees of approximately $40 million to be paid to Sunrise by Five Star.   Five Star will report these termination fees as an expense in the quarter ended December 31, 2006.  Five Star expects to fund these fees with some of the proceeds from its recent issuance of Convertible Notes due in 2026.  After the management agreements with Sunrise have been terminated, Five Star will operate the seven communities for its own account and Five Star will no longer pay management fees to Sunrise.

Five Star Quality Care, Inc. is a healthcare services company which operates healthcare and senior living communities.  Five Star owns, leases and operates 161 senior living communities with over 18,000 separate living units located in 29 states.  These communities include independent living, assisted living and skilled nursing communities.  Five Star also operates two rehabilitation hospitals and five institutional pharmacies, one of which also provides mail order pharmaceuticals to the general public.  Five Star is headquartered in Newton, Massachusetts.

WARNING CONCERNING FORWARD LOOKING STATEMENTS

THIS PRESS RELEASE CONTAINS FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND FEDERAL SECURITIES LAWS.  THESE STATEMENTS REFLECT FIVE STAR’S INTENT, BELIEF OR EXPECTATION, BUT THEY ARE NOT GUARANTEED TO OCCUR AND THEY MAY NOT OCCUR.  FOR EXAMPLE, THE IMPLICATION OF VARIOUS STATEMENTS IN THIS PRESS RELEASE IS THAT FIVE STAR MAY BE ABLE TO OPERATE THE COMMUNITIES FOR WHICH SUNRISE’S MANAGEMENT HAS BEEN TERMINATED AS WELL AS SUNRISE AND SOME OR ALL OF THE MANAGEMENT FEES PREVIOUSLY PAID TO SUNRISE WILL ACCRUE TO FIVE STAR’S OPERATING PROFITS. HOWEVER, THE TERMINATION OF THE MANAGEMENT AGREEMENTS WITH SUNRISE MAY NOT IMPROVE FIVE STAR’S FINANCIAL RESULTS OR MAY CAUSE IT TO EXPERIENCE OPERATING LOSSES.  AFTER IT ASSUMES THE OPERATIONS,  FIVE STAR MAY BE UNABLE TO OPERATE THESE COMMUNITIES FOR ITS OWN ACCOUNT IN A MANNER WHICH IS AS PROFITABLE AS, OR MORE PROFITABLE THAN, THEY HAVE BEEN OPERATED BY SUNRISE.  ALSO, THE CHANGE OF OPERATORS AT A SENIOR LIVING COMMUNITY, OR THE ANTICIPATION AND PREPARATION FOR SUCH A CHANGE, MAY CAUSE THE OPERATIONS TO BE DISRUPTED AND THE FINANCIAL RESULTS TO DETERIORATE; AND THESE ADVERSE RESULTS MAY BE REALIZED BY FIVE STAR AT THE SEVEN COMMUNITIES AFFECTED BY THE AGREEMENT ANNOUNCED TODAY. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE UPON THESE FORWARD LOOKING STATEMENTS.

(end)